Exhibit 99.1

395 de Maisonneuve Blvd. West Montreal, QC H3A 1L6

News Release

TICKER SYMBOL	MEDIA AND INVESTOR RELATIONS

(NYSE: UFS) (TSX: UFS)	Pascal Bossé Vice-President Corporate Communications and Investor Relations Tel.: 514-848-5938

DOMTAR ANNOUNCES AN INCREASE TO ITS SHARE BUYBACK PROGRAM TO ONE BILLION DOLLARS

(All financial information is in U.S. dollars unless otherwise noted.)

Montreal, December 15, 2011 – Domtar Corporation (NYSE: UFS) (TSX: UFS) today announced that its Board of Directors authorized an increase to its share buyback program of $400 million. The original program announced on May 5, 2010 now has an aggregate authorization of $1 billion. The Company has previously repurchased approximately 6.6 million shares of common stock for a total cash consideration of $536 million pursuant to this program. Domtar has returned in excess of $600 million of capital to shareholders through a combination of share repurchases and dividends since May 2010.

“With this additional authorization from the Board, we have the flexibility to continue to implement our share repurchase program as a key element of our disciplined capital allocation strategy. Our commitment remains to return a majority of future free cash flow to shareholders,” said John D. Williams, President and Chief Executive Officer. “Since the inception of the program in May 2010, we have reduced Domtar’s outstanding share count by 15 percent and we believe such repurchases continue to be an excellent means to return capital to our shareholders.”

Under the share buyback program, the Company is authorized to repurchase from time to time shares of its outstanding common stock on the open market or in privately negotiated transactions in the United States. The timing and amount of stock repurchases will depend on a variety of factors, including the market conditions as well as corporate and regulatory considerations. The share repurchase program may be suspended, modified or discontinued at any time and the Company has no obligation to repurchase any amount of its common stock under the program. The Company intends to make all repurchases in compliance with applicable regulatory guidelines and to administer the plan in accordance with applicable laws, including Rule 10b-18 of the Securities Exchange Act of 1934, as amended.

The Company had a total combined number of common stock and exchangeable shares issued and outstanding of 36,805,300 shares at November 30, 2011.

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About Domtar

Domtar Corporation (NYSE: UFS) (TSX: UFS) is the largest integrated manufacturer and marketer of uncoated freesheet paper in North America and the second largest in the world based on production capacity, and is also a manufacturer of papergrade, fluff and specialty pulp. The Company designs, manufactures, markets and distributes a wide range of business, commercial printing and publishing as well as converting and specialty papers including recognized brands such as Cougar®, Lynx® Opaque Ultra, Husky® Opaque Offset, First Choice® and Domtar EarthChoice® Office Paper, part of a family of environmentally and socially responsible papers. Domtar also produces a complete line of incontinence care products and distributes washcloths marketed primarily under the Attends® brand name. Domtar owns and operates ArivaTM, an extensive network of strategically located paper distribution facilities. The Company employs approximately 8,800 people. To learn more, visit www.domtar.com.

Forward-Looking Statements

All statements in this news release that are not based on historical fact are “forward-looking statements.” While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under the captions “Forward-Looking Statements” and “Risk Factors” of the latest Form 10-K filed with the SEC as periodically updated by subsequently filed Form 10-Q’s. Unless specifically required by law, we assume no obligation to update or revise these forward-looking statements to reflect new events or circumstances.

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